UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Host, Gerard R.
   P.O. Box 291
   Jackson, MS  39205
   USA
2. Issuer Name and Ticker or Trading Symbol
   Trustmark Corporation
   TRMK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/10/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director of Wholly Owned Subsidiary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common                     |12/29/|G   | |150 (1)           |D  |N/A        |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common                     |11/13/|G   | |250 (1)           |D  |N/A        |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common                     |11/13/|G   | |1,000 (1)         |D  |N/A        |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common                     |03/28/|G   | |8,328 (2)         |D  |N/A        |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common                     |05/24/|M   | |23,489            |A  |13.5313    |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common                     |05/24/|F   | |12,229            |D  |25.99      |23,999             |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |13.5313 |05/24|M   | |7,390      |A  |05/13|05/13|common      |7,390  |0      |            |   |            |
                      |        |02   |    | |           |   |/98  |/07  |            |       |       |            |   |            |
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Employee Stock Option |13.5313 |05/24|M   | |7,390      |A  |05/13|05/13|common      |7,390  |0      |            |   |            |
                      |        |/02  |    | |           |   |/99  |/07  |            |       |       |            |   |            |
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Employee Stock Option |13.5313 |05/24|M   | |7,390      |A  |05/13|05/13|common      |7,390  |0      |            |   |            |
                      |        |/02  |    | |           |   |/00  |/07  |            |       |       |            |   |            |
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Employee Stock Option |13.5313 |05/24|M   | |1,319      |A  |05/13|05/13|common      |1,319  |0      |93,011      |D  |            |
                      |        |/02  |    | |           |   |/01  |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Charitable gifts which were not reflected on forms for applicable year.
(2) Gift of jointly held shared to spouse which were not reported on forms due by April 10, 2002.
SIGNATURE OF REPORTING PERSON
Gerard R. Host   BY:  T. Harris Collier, III, POA
DATE
06/07/02